Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 16, 2023
Registration Statement Nos. 333-258040 and
333-258040-07

**PRICING DETAILS** $1.315+BN FORDO 2023-C (FORD PRIME AUTO LOAN)

Active Joint Bookrunners: SMBC Nikko (Str), J.P. Morgan, and Scotia
Passive Joint Bookrunners: Barclays and TD
Co-managers: Truist and US Bancorp
Active D&I Co-managers: Mischler and Ramirez

Anticipated Capital Structure:

CL	SIZE ($MM)	WAL	M/S*	P.WIN	E. FNL	L. FNL	BNCH	SPREAD	YLD%	CPN	$PX
A-1	265.000	0.28	P-1/A-1+	1-7	06/24	12/24	I-CRV	+18	5.590%	5.590%	100.00000%
A-2a	261.250	1.05	Aaa/AAA	7-20	07/25	09/26	I-CRV	+55	5.757%	5.68%	99.99093%
A-2b	200.000	1.05	Aaa/AAA	7-20	07/25	09/26	SOFR30A	+55			100.00000%
A-3	461.250	2.40	Aaa/AAA	20-41	04/27	09/28	I-CRV	+86	5.604%	5.53%	99.97852%
A-4	62.500	3.54	Aaa/AAA	41-43	06/27	05/29	I-CRV	+100	5.562%	5.49%	99.97246%
B	39.480	3.57	Aa1/AA+	43-43	06/27	08/29	I-CRV	+145	6.010%	5.93%	99.98062%
C	26.300	3.57	A2/AA-	43-43	06/27	05/31	I-CRV	+190	6.460%	6.37%	99.98515%

*Expected Ratings

Transaction Details:

- Offered	: $1.315+BN
- Ticker	: FORDO 2023-C
- Format	: SEC Registered
- Expected Ratings	: Moody's/S&P
- Expected Pxg	: PRICED
- Expected Settle	: 11/21/2023
- Pricing Speed	: 1.3% ABS to 10% call
- Risk Retention	: US (Yes); EU (No)
- ERISA Eligible	: Yes
- Min Denoms	: $1k x $1k
- B&D	: SMBC Nikko

Available Information:
- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
- Intex CDI (attached)

- Intexnet	: smbcfaot2023c	- Passcode	: 79Y2

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.